Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, March 3, 2009
11:00 A.M. CST
TELEVISION COMPANY BELO CORP. (BLC) DECLARES SECOND QUARTER
DIVIDEND; SUSPENDS FUTURE DIVIDENDS INDEFINITELY
     DALLAS – Belo Corp. (NYSE:  BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today that its Board of Directors declared a cash dividend of $0.075 for each outstanding share of Series A common stock and Series B common stock to be paid on June 5, 2009 to shareholders of record on May 15, 2009. Belo also announced that it is suspending its dividend indefinitely following the June 5, 2009 payment.
     “In light of current economic conditions, suspending the dividend will allow Belo’s management team to continue to focus on paying down debt and preserving cash while enhancing the Company’s financial flexibility,” said Dunia A. Shive, Belo’s president and Chief Executive Officer.
About Belo Corp.
     Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Nearly all Belo stations rank first or second in their local market. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.